Exhibit 99.1

Pega Announces Repayment of Convertible Senior Notes at Maturity

Strategic Debt Fully Repaid as Pega Achieves Rule of 40 Status(1)

Waltham, Mass. – March 3, 2025 – Pegasystems Inc. (“Pega” or “the Company”) (NASDAQ: PEGA), The Enterprise Transformation Company™, today announced it has repaid in full the outstanding 0.75% Convertible Senior Notes (the “Convertible Notes”) due March 1, 2025 for a cash payment of $469.6 million.

The Convertible Notes, which were issued in February 2020 for an aggregate principal amount of $600 million, provided Pega with critical capital at a time when Pega was shifting from a traditional software licensing model to a subscription-based business.

“The full repayment of our remaining Convertible Notes represents a significant milestone in Pega’s transformation journey,” said Ken Stillwell, COO and CFO, Pega. “The capital raised through these Convertible Notes was instrumental in funding our subscription model transition.”

The repayment of the Convertible Notes comes as Pega recently achieved Rule of 40 status. “Becoming a Rule of 40 company and retiring our Convertible Notes demonstrates the strength of Pega’s business model and our commitment to maintaining a disciplined approach to capital allocation,“ added Stillwell.

Pega used cash-on-hand to repay the Convertible Notes and did not issue new debt in connection with the repayment.

Further information is set forth in the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on March 3, 2025.

(1)	Rule of 40 Status reflects the adjustments disclosed as supplemental information in Item 7 of the Annual Report on Form 10-K filed by Pegasystems Inc. with the SEC on February 12, 2025.

About Pegasystems

Pega is The Enterprise Transformation Company that helps organizations Build for Change® with enterprise AI decisioning and workflow automation. Many of the world’s most influential businesses rely on our platform to solve their most pressing challenges, from personalizing engagement to automating service to streamlining operations. Since 1983, we’ve built our scalable and flexible architecture to help enterprises meet today’s customer demands while continuously transforming for tomorrow. For more information on Pega (NASDAQ: PEGA), visit www.pega.com.

All trademarks are the property of their respective owners.

Press Contact:

Lisa Pintchman

VP, Corporate Communications

lisa.pintchman@pega.com

617-866-6022

Twitter: @pega

Investor Contact:

Peter Welburn

VP, Corporate Development & Investor Relations

PegaInvestorRelations@pega.com

617-498-8968

All trademarks are the property of their respective owners.

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